EXHIBIT 99.1

Pac-Van, Inc. Acquires Storage Container, Office Container and Trailer Assets From
Jackson Container & Trailer Rental, Inc.

Indianapolis, IN, December 7, 2020 – General Finance Corporation’s (NASDAQ:GFN) subsidiary, Pac-Van, Inc., announced its acquisition on Friday, December 4th of the mobile storage assets of Jackson Container & Trailer Rental, Inc. in New Orleans, Louisiana.

“The acquisition of the assets of Jackson Container & Trailer Rental (est. 2000) significantly builds upon Pac-Van’s acquisition of Gauthiers’ On-Site Storage, the platform portable storage business acquired by Pac-Van in 2017 that established its presence in the state of Louisiana.  With the acquisition of Jackson Container’s assets, Pac-Van has added over 650 additional rental units and four new staff members to our team,” said Jody Miller, CEO of General Finance Corporation.  “This expands Pac-Van’s reach in the New Orleans market area (the 45th largest MSA in the United States) as well as the fast growing markets north of Lake Pontchartrain, which further strengthens our national accounts capabilities and increases our ability to deliver high quality portable storage and office space solutions throughout the market.”

About Pac-Van
Pac-Van, Inc. (www.pacvan.com), a wholly-owned subsidiary of General Finance Corporation, provides storage and office space solutions to its customers through the leasing and selling of storage containers (including the new safe, secure and simple PV3 safety containers), mobile office trailers, modular buildings and bulk liquid storage frac tanks. The company serves a wide variety of customers, including those in the commercial, construction, education, government, health care, industrial, and retail sectors. Committed to providing high quality products, dependable service and sales excellence, Pac-Van, Inc. is headquartered in Indianapolis, Indiana, and has over 65 offices throughout North America.

About General Finance Corporation
Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned Royal Wolf (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Media Contact: Shannon Jordan Pac-Van, Inc. sjordan@pacvan.com 317-489-5771		Investor Contact: Larry Clark Financial Profiles, Inc. lclark@finprofiles.com 310-622-8223
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